Exhibit 99.77c

On May 14, 2011, a special meeting of the shareholders of the Clearwater Investment Trust was held where the following proposals were approved by a majority of shareholders:

1)	The election of members of the Board of Trustees for an indefinite term as follows:

	Votes For	Votes Withheld	Abstentions
James E. Johnson	94,076,565	0	0
Edward R. Titcomb, III	94,076,565	0	0
Charles W. Rasmussen	94,076,565	0	0
Laura E. Rasmussen	94,076,565	0	0
Justin H. Weyerhaeuser	94,076,565	0	0
Frederick T. Weyerhaeuser	94,076,565	0	0
George H. Weyerhaeuser	94,076,565	0	0

2)	The approval of a new subadvisory agreement with Fiduciary Counselling, Inc:

Votes For	Votes Withheld	Abstentions
94,076,565	0	0

3)	The approval of an amendment to the advisory agreement for the Clearwater Growth Fund to increase the management fee to 0.90%. (Note: Only shareholders of the Clearwater Growth Fund were eligible to vote on this.):

Votes For	Votes Withheld	Abstentions
11,110,667	4,245	421

Subsequent to the meeting of the shareholders of the Clearwater Investment Trust, and effective June 1, 2011, Clearwater Management Company reduced its management fee for the Clearwater Growth Fund through a voluntary waiver to 0.60%.